UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2010

VOLCANO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52045	33-0928885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 Valley Centre Drive, Suite 200 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

(800) 228-4728

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On September 20, 2010, Volcano Corporation (the “Company”), Volcano Japan Co., Ltd., a corporation of Japan and a wholly-owned subsidiary of the Company (collectively with the Company “Volcano”) and Fukuda Denshi Co., Ltd., a corporation of Japan (“Fukuda”) entered into a Mutual Termination Agreement (the “Termination Agreement”), pursuant to which the Company and Volcano agreed to terminate the Amended and Restated Japanese Distribution Agreement, dated March 17, 2006, by and among the Company, Volcano Japan and Fukuda, as amended on July 31, 2006 (the “Distribution Agreement”). The parties negotiated and entered into the Termination Agreement after Volcano offered Fukuda an early termination of the Distribution Agreement to avoid channel conflict and competitive partner offerings that would confuse the customer. Pursuant to the Termination Agreement, the termination will become effective on November 30, 2010. The Termination Agreement provides that Fukuda will assist with transitioning customers to Volcano, Volcano will pay 119,000,000 Japanese Yen (approximately US$1,387,000 at current exchange rates) to Fukuda, and Volcano will enter into a separate Inventory Repurchase Agreement (“Inventory Repurchase Agreement”) to repurchase from Fukuda Volcano products in Fukuda’s inventory. In accordance with the Inventory Repurchase Agreement, Volcano will repurchase from Fukuda Volcano product consoles (and any related hardware) for 181,000,000 Japanese Yen (approximately US$2,110,000) and Volcano disposable products for an amount currently estimated to be 279,000,000 Japanese Yen (approximately US$3,300,000 at current exchange rates).

A copy of the press release announcing the entry into the Termination Agreement is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release, dated September 21, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLCANO CORPORATION

By:	/s/ John T. Dahldorf
John T. Dahldorf
Chief Financial Officer

Dated: September 21, 2010

Exhibit Index

Exhibit Number	Description

99.1	Press release, dated September 21, 2010.